Press Release

Contact:
Anita Ho
Acting CFO
Tel: 408-736-6900
Email: aho@afop.com
URL: http://www.afop.com

For immediate Release

Alliance Fiber Optic Products, Inc. Announces Reverse Stock Split

SUNNYVALE, Calif. - August 23, 2010 - Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems, and integrated modules for the optical network equipment market, today announced that its Board of Directors approved a 1-for-5 reverse split of AFOP's outstanding common stock. The reverse spilt was approved by the Company's stockholders at a special meeting of stockholders on August 20, 2010. The reverse stock split will be effective at 5:00 p.m. Eastern Time, on Friday, August 27, 2010. AFOP's common stock will begin trading on the NASDAQ Capital Market on a split adjusted basis under the temporary trading symbol "AFOPD"  when the market opens on August 30, 2010. The trading symbol will revert to "AFOP" after approximately 20 trading days.

The reverse split will reduce the number of outstanding shares of the Company's common stock  from approximately 42.9 million shares to approximately 8.6 million shares. Proportional adjustments will be made to outstanding stock options, other equity incentive awards, and the Company's equity compensation plans.

Information For Stockholders

On the effective date of the reverse stock split, each five shares of issued and outstanding common stock will be converted into one share of AFOP common stock. Registered holders of AFOP common stock will receive a letter of transmittal shortly after the effective date with instructions for the exchange of their old stock certificates for new, post-split certificates. American Stock Transfer and Trust Company will act as the exchange agent and can be contacted at (877) 248-6417. Stockholders with shares in brokerage accounts will be contacted by their brokers with instructions.

No fractional shares will be issued as a result of the reverse stock split. Stockholders will receive a cash payment in lieu of fractional shares based on the closing  price of the Company's common stock immediately prior to the effective time of the reverse split.

More information on the reverse stock split is available in AFOP's definitive proxy statement filed with the Securities and Exchange Commission on July 14, 2010.

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP's product line of passive optical components includes interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators.  AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.